For Immediate Release
Hagerty Reports Third Quarter 2022 Results

•Third quarter 2022 Total Revenue increased 29% year-over-year to $216.8 million, and year-to-date 2022 Total Revenue increased 27% year-over-year to $590.6 million
•Total Members as of September 30, 2022 increased 7% year-over-year to 2.6 million
•Third quarter 2022 Written Premium increased 16% year-over-year to $222.1 million, and year-to-date 2022 Written Premium increased 15% year-over-year to $614.6 million

•Net exposure of $10.0 million from Hurricane Ian demonstrates successful risk management

TRAVERSE CITY, Mich., November 10, 2022 /PRNewswire/ – Hagerty, Inc. (NYSE: HGTY), an automotive lifestyle brand and a leading specialty insurance provider focused on the global automotive enthusiast market, today announced financial results for the three and nine months ended September 30, 2022.

"We delivered accelerated revenue growth of 29% during the third quarter despite a weakening macroeconomic environment," said McKeel Hagerty, Chief Executive Officer of Hagerty. "These impressive results were powered by 16% written premium growth, higher quota share in Hagerty Reinsurance, as well as solid revenue contribution from the recently acquired Broad Arrow Group."

Mr. Hagerty continued, "The collector car transaction market is a large and growing opportunity for our Marketplace platform. The team transacted over $55.3 million in total vehicle sales at Motorlux in Monterey during the third quarter, validating the synergies across the Hagerty ecosystem and we expect to leverage our many owned and operated events in 2023 to build on this success. We also recently launched our online auction platform, which should enable us to leverage Hagerty's hard earned position as the trusted brand for auto enthusiasts to capitalize on the opportunity."

"We are also investing methodically in value-added and best-in-class services for our members, which we believe will allow us to grow our loyal base of car lovers and provide them with the necessary resources to enjoy their passion. Excellent customer service drives our industry leading net promoter scores and high retention rates which are the foundation for future growth. We expect our strong top-line momentum to continue, and we are focused on prudently managing our cost structure to drive enhanced profitability and cash flow generation in 2023."

FINANCIAL HIGHLIGHTS

•Third quarter Total Revenue increased 29% to $216.8 million compared to $168.1 million in the prior year period, and year-to-date Total Revenue increased 27% to $590.6 million compared to $464.7 million in the prior year period.
•This strong growth was attributable to strong written premium growth of 16% in the quarter as well as a 10% increase in contractual quota share in Hagerty Reinsurance.
•The recently acquired Broad Arrow Group delivered $5.9 million in revenue during the quarter.
•Hagerty Driver's Club (HDC) paid members as of September 30, 2022 increased 5% to approximately 750,000 compared to 712,000 as of September 30, 2021.
•Third quarter Revenue per paid member increased 25% to $164 compared to $131 in the prior year period, and year-to-date Revenue per paid member increased 21% to $456 compared to $378 in the prior year period.
•Third quarter Written Premium increased 16% to $222.1 million compared to $192.1 million in the prior year period, and year-to-date Written Premium increased 15% to $614.6 million compared to $533.9 million in the prior year period.
•Policies in Force Retention was 88% as of September 30, 2022 compared to 89% as of September 30, 2021. Total insured vehicles increased 8% year-over-year, from 2.1 million to 2.2 million.

•Third quarter Loss Ratio of 56.4% compared to 41.0% in the prior year period. Year-to-date Loss Ratio of 46.8% compared to 41.3% in the prior year period.
◦Hagerty’s year-to-date loss ratio of 46.8% includes the $10.0 million impact from Hurricane Ian (3.4%) as well as the Company's decision to increase accident year 2022 loss reserves by $6.5 million (2.2%) due to higher liability claims within Hagerty Re. These higher reserves are being being managed by rate filings taking effect now and over the coming months.
◦Net losses from Hurricane Ian were limited to $10.0 million due to successful risk and reinsurance management.
•Third quarter Net Income was $24.3 million compared to $(0.5) million of loss in the prior year period, and year-to-date Net Income was $34.6 million compared to $5.1 million of income in the prior year period.
•Net income included the impact from the change in fair value of warrant liabilities and the revaluation gain on previously held equity method investment.
•Third quarter Adjusted EBITDA was $(10.0) million compared to $7.6 million in the prior year period, and year-to-date Adjusted EBITDA was $0.1 million compared to $28.0 million in the prior year period.
◦The decrease in Adjusted EBITDA was primarily driven by the impact from Hurricane Ian and the increased 2022 loss reserves, as well as certain pre-revenue costs related to scaling our infrastructure, newly-developed digital platforms and legacy systems, human resources and occupancy to accommodate our alliance with State Farm and other potential distribution partnerships as well as to further develop our Hagerty Marketplace transactional platform.
•Third quarter Operating Income was a loss of $21.2 million compared to $1.8 million of income in the prior year period, and year-to-date Operating Income was a loss of $31.8 million compared to $10.9 million of income in the prior year period.
•Third quarter Basic Earnings per Share was $0.18 and Diluted Earnings per Share was $0.07, and year-to-date Basic Earnings per Share was $0.44 and Diluted Earnings per Share was $0.03.
•Third quarter Adjusted EPS was $(0.06), and year-to-date Adjusted EPS was $(0.10).

BUSINESS HIGHLIGHTS

•Reached 2.6 million total members and 1.3 million paid members as of September 30, 2022.
•Digital and technology teams are progressing through the testing phase and regulatory approval process for the State Farm partnership.
•U.S. and U.K. reinsurance quota share increased to 70%, further increasing our share of profit.
•Acquired the Broad Arrow Group and executed our first live auction at Motorlux in Monterey with $55 million in total vehicle sales, helping drive year-to-date Marketplace revenue of $8 million. This acquisition is expected to be immediately accretive to earnings in 2022 and the Company has identified significant adjacent market opportunity that has been demonstrated by over 300,000 vehicles transacting for approximately $12.5 billion through Hagerty's insurance book over the twelve months ended September 30, 2022.
•Acquired Speed Digital, which establishes relationships with their dealer partners and facilitate growth in Hagerty’s Marketplace products; augments our automotive intelligence data; and allows Motorious.com to drive audience engagement, content distribution and advertising revenues.
•Developed Classifieds and enhanced HDC Membership offerings with the ultimate platform for car enthusiasts to buy and sell the things they love, creating the backbone for our recently launched online auction platform.
•Acquired RADwood and hosted multiple events serving 12,000 attendees, including at the Detroit Concours.
•Hagerty announced a new partnership with Hendrick Motorsports focused on integrated content development, event access, facility use, and the inclusion of top Hendrick Motorsports personalities.

•Environmental, Social and Governance program assessment completed and prioritized Impact initiatives.

2022 REVISED OUTLOOK AND YTD PROGRESS

	2022 Outlook Numeric Ranges	2022 Outlook Percentage Growth	Nine months ended September 30, 2022
Total Revenue	$767M - $792M	24% - 28%	27%
Total Written Premium	$769M - $796M	14% - 18%	15%
Policies in Force Retention		88% - 89%	88%
Total Members	2.58M - 2.63M	6% - 8%	7%
Revenue per Paid Member	$564 - $599	13% - 20%	21%
HDC Paid Member Count	752K - 762K	5% - 6%	5%
Net Income (Loss)	$5M - $15M	NM (1)	$35M (2)
Adjusted EBITDA	$(10)M - $(5)M	NM (1)	$0M (2)
Basic Earnings (Loss) per Share	$0.35 - $0.38	NM	$0.44 (3)
Adjusted Earnings (Loss) per Share	$(0.19) - $(0.16)	NM	$(0.10) (3)

(1) Difference between Net Income (Loss) and Adjusted EBITDA due primarily to a $37.9 million gain for the nine months ended September 30, 2022 resulting from a decrease in the fair value of warrant liabilities and a $34.7 million revaluation gain on our previously held equity method investment. Both of these gains were recognized as non-operating income and are included in Net Income (Loss) but excluded when calculating Adjusted EBITDA.
(2) The revised outlook incorporates the third quarter impact from Hurricane Ian ($10.0 million), strengthening U.S. reserves for the 2022 accident year ($6.5 million) and $4.1 million lower expected payout of the contingent underwriting commission.
(3) Growth based metric not comparable due to lack of Q3 2021 metric.

The definitions and reconciliations of non-GAAP financial measures are provided under the heading Key Performance Indicators and Certain Non-GAAP Financial Measures at the end of this press release.

DRIVING FUTURE GROWTH

The Company has excellent business momentum in 2022, with year-to-date revenue growth of 27%, and is excited about and focused on our ongoing efforts to position the Company for strong and sustainable long-term organic growth and profitability over the coming years. We are confident that the opportunities we have identified to monetize our significant addressable market will expand our share and position us to grow. We plan to invest further in our capabilities in 2022 to capitalize on these opportunities to drive future growth, and are thoughtfully prioritizing growth initiatives into 2023 to profitably grow our business.

Hagerty Marketplace. Earlier this year, we launched Hagerty Marketplace, completed the acquisition of Broad Arrow Group, and announced the development of a proprietary digital platform to support our Marketplace activities. We believe auto enthusiasts will find our new services extremely valuable, including new trust-based platforms for buying, selling and financing collector vehicles.

MGA Insurance. We expect to continue to launch strategic partnerships with major carriers longer-term. We also plan to deepen our penetration into services and data analytics in order to support our existing partnership customer base.

Reinsurance. We continue to benefit from our contractual quota share arrangements with the U.S. and U.K. 2022 share increasing to 70%. We also will look to continue to methodically grow our international share of underwriting profit over the coming years.

Membership. We look forward to increasing our paid member penetration through an enhanced value proposition for our customers. We also expect to increase conversion of our legacy insurance book to HDC and to integrate our multiple digital platforms.

Media & Entertainment. These efforts build our brand and drive network effects that fuel our businesses. We will continue to push forward with our strategy to expand our digital audience and focus on owned and operated events including Concours and Touring events, as well as RADwood and Concours d’Lemons to reach growing and new auto segments.

State Farm Update. Our digital and technology team is nearing completion of the development work and have moved into the testing phase of the project. There are currently over 460,000 eligible policies, and based on recent adoption rates, we are anticipating up to 75% HDC adoption on new insurance policies over time and an average annual revenue per customer of $85-$110. We expect to begin activating State Farm's 19,200 agents to sell classic car policies during the first half of 2023 on a state by state basis.

Conference Call Details
Hagerty will hold a conference call to discuss the financial results today at 10:00 am Eastern Time. A webcast of the conference call, including the Company's Investor presentation highlighting third quarter and year-to-date 2022 financial results, will be available on Hagerty’s investor relations website at investor.hagerty.com. The dial-in for the conference call is (877) 423-9813 (toll-free) or (201) 689-8573 (international). Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available at investor.hagerty.com for 90 days following the call.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. These forward-looking statements reflect Hagerty’s current expectations and projections with respect to its expected future business and financial performance, including, among other things: (i) expected operating results, such as revenue growth and increases in earned premium; (ii) changes in the market for Hagerty’s products and services, (iii) Hagerty’s plans to expand market share, including planned investments and partnerships; (iv) anticipated business objectives; and (v) the strength of Hagerty’s business model. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "future," "goal," "intend," "likely," "outlook," "plan," "potential," "project," "seek," "target," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning.

A number of factors could cause actual results or outcomes to differ materially from those indicated by these forward-looking statements. These factors include, but are not limited to: (i) Hagerty’s ability to compete effectively within its industry and attract and retain members; (ii) its dependence on a limited number of insurance distribution and underwriting carrier partners; (iii) Hagerty’s ability to prevent, monitor and detect fraudulent activity, including its reliance on a limited number of payment processing services; (iv) disruptions, interruptions, outages with its technology platforms or third-party services; (v) the limited operating history of some of Hagerty’s membership products and the success of any new insurance programs and products; (vi) adverse impacts from the COVID-19 pandemic and current and future variants of the virus; (vii) the cyclical nature of the insurance business including through any periods of recession, economic downturn or inflation; (viii) unexpected increases in the frequency or severity of claims; (ix) compliance with the numerous laws and regulations applicable to Hagerty’s business, including state, federal and foreign laws relating to insurance and rate increases, privacy, the internet and accounting matters; (x) whether investors or securities analysts view Hagerty’s stock structure unfavorably, particularly its dual-class structure; (xi) the fact that Hagerty is a controlled company; and (xii) other risks and uncertainties indicated from time to time in documents filed or to be filed with the Securities and Exchange Commission (the "SEC") by Hagerty.

The forward-looking statements herein represent the judgment of Hagerty as of the date of this release and Hagerty disclaims any intent or obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise. This press release should be read in conjunction with the information included in the Company's other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand Hagerty’s reported financial results and our business outlook for future periods.

About Hagerty, Inc. (NYSE: HGTY)

Based in Traverse City, Michigan, Hagerty's purpose is to save driving and car culture for future generations and its mission is to build a global business to fund that purpose. Hagerty is an automotive enthusiast brand offering integrated membership products and programs as well as a specialty insurance provider focused on the global automotive enthusiast market. Hagerty is home to Hagerty Marketplace, Broad Arrow Group, Hagerty Drivers Club, Hagerty Drivers Club magazine, Hagerty Drivers Foundation, Hagerty DriveShare, Hagerty Valuation Tools, Hagerty Media, MotorsportReg, Hagerty Garage + Social, The Amelia, the Concours d'Elegance of America, the Greenwich Concours d'Elegance, the California Mille, Motorlux and more. For more information on Hagerty, please visit www.hagerty.com, or connect with us on Facebook, Instagram and Twitter.

More information can be found at newsroom.hagerty.com.

Contact: Jay Koval, investor@hagerty.com
Hagerty Media Contact: Andrew Heller, aheller@hagerty.com

Category: Financial

Source: Hagerty

Hagerty, Inc.
Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended September 30,
	2022	2021	$ Change	% Change

REVENUE:	in thousands (except percentages)
Commission and fee revenue	$85,457	$76,188	$9,269	12.2%
Earned premium	107,487	78,699	28,788	36.6%
Membership, marketplace and other revenue	23,813	13,198	10,615	80.4%
Total revenue	216,757	168,085	48,672	29.0%
OPERATING EXPENSES:
Salaries and benefits	50,120	42,287	7,833	18.5%
Ceding commission	50,415	37,195	13,220	35.5%
Losses and loss adjustment expenses	60,605	32,298	28,307	87.6%
Sales expense	44,097	32,098	11,999	37.4%
General and administrative services	23,853	16,563	7,290	44.0%
Depreciation and amortization	8,890	5,886	3,004	51.0%
Total operating expenses	237,980	166,327	71,653	43.1%
OPERATING INCOME (LOSS)	(21,223)	1,758	(22,981)	(1307.2)%
Change in fair value of warrant liabilities	11,583	—	11,583	100.0%
Revaluation gain on previously held equity method investment	34,735	—	34,735	100.0%
Interest and other income (expense)	662	(417)	1,079	258.8%
INCOME (LOSS) BEFORE INCOME TAX EXPENSE	25,757	1,341	24,416	1,820.7%
Income tax benefit (expense)	91	(1,888)	1,979	104.8%
Income (loss) from equity method investment, net of tax	(1,535)	—	(1,535)	(100.0)%
NET INCOME (LOSS)	24,313	(547)	24,860	4,544.8%
Net loss (income) attributable to non-controlling interest	(9,599)	68	(9,667)	(14,216.2)%
NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTEREST	$14,714	$(479)	$15,193	(3,171.8)%

Earnings (loss) per share of Class A Common Stock
Basic	$0.18	N/A
Diluted	$0.07	N/A

Weighted-average shares of Class A Common Stock outstanding:
Basic	82,816	N/A
Diluted	336,768	N/A

Earnings (loss) per Members' Unit
Basic and diluted	N/A	$(4.79)

Weighted-average units outstanding:
Basic and diluted	N/A	100

Hagerty, Inc.
Condensed Consolidated Statements of Operations (Unaudited)

	Nine months ended September 30,
	2022	2021	$ Change	% Change

REVENUE:	in thousands (except percentages)
Commission and fee revenue	$243,424	$214,004	$29,420	13.7%
Earned premium	290,719	212,370	78,349	36.9%
Membership, marketplace and other revenue	56,442	38,320	18,122	47.3%
Total revenue	590,585	464,694	125,891	27.1%
OPERATING EXPENSES:
Salaries and benefits	149,867	122,134	27,733	22.7%
Ceding commission	138,048	101,262	36,786	36.3%
Losses and loss adjustment expenses	136,144	87,643	48,501	55.3%
Sales expense	109,989	80,810	29,179	36.1%
General and administrative services	64,040	46,627	17,413	37.3%
Depreciation and amortization	24,337	15,282	9,055	59.3%
Total operating expenses	622,425	453,758	168,667	37.2%
OPERATING INCOME (LOSS)	(31,840)	10,936	(42,776)	(391.1)%
Change in fair value of warrant liabilities	37,869	—	37,869	100.0%
Revaluation gain on previously held equity method investment	34,735	—	34,735	100.0%
Interest and other income (expense)	(375)	(1,041)	666	64.0%
INCOME (LOSS) BEFORE INCOME TAX EXPENSE	40,389	9,895	30,494	308.2%
Income tax benefit (expense)	(4,077)	(4,790)	713	14.9%
Income (loss) from equity method investment, net of tax	(1,676)	—	(1,676)	(100.0)%
NET INCOME (LOSS)	34,636	5,105	29,531	578.5%
Net loss (income) attributable to non-controlling interest	2,049	204	1,845	904.4%
NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTEREST	$36,685	$5,309	$31,376	591.0%

Earnings (loss) per share of Class A Common Stock
Basic	$0.44	N/A
Diluted	$0.03	N/A

Weighted-average shares of Class A Common Stock outstanding:
Basic	82,569	N/A
Diluted	335,392	N/A

Earnings (loss) per Members' Unit
Basic and diluted	N/A	$53.09

Weighted-average units outstanding:
Basic and diluted	N/A	100

Hagerty, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

	September 30, 2022	December 31, 2021

ASSETS	in thousands (except share amounts)
Current Assets:
Cash and cash equivalents	$180,417	$275,332
Restricted cash and cash equivalents	435,916	328,640
Accounts receivable	69,730	46,729
Premiums receivable	135,293	75,297
Commission receivable	48,213	57,596
Prepaid expenses and other current assets	47,428	30,155
Notes receivable	22,390	—
Deferred acquisition costs, net	114,172	81,535
Total current assets	1,053,559	895,284
Property and equipment, net	28,142	28,363
Long-Term Assets:
Prepaid expenses and other non-current assets	39,110	30,565
Notes receivable	7,347	—
Intangible assets, net	101,536	76,171
Goodwill	115,031	11,488
Total long-term assets	263,024	118,224
TOTAL ASSETS	$1,344,725	$1,041,871
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$26,374	$9,084
Losses payable and provision for unpaid losses and loss adjustment expenses	162,925	109,351
Unearned premiums	249,823	175,199
Commissions payable	81,712	60,603
Due to insurers	98,189	58,031
Advanced premiums	24,113	13,867
Accrued expenses	48,167	46,074
Contract liabilities	27,830	21,723
Other current liabilities	1,404	1,886
Total current liabilities	720,537	495,818
Long-Term Liabilities:
Accrued expenses	9,167	13,166
Contract liabilities	18,833	19,667
Long-term debt	136,000	135,500
Deferred tax liability	13,546	10,510
Warrant liabilities	49,591	89,366
Other long-term liabilities	7,292	7,043
Total long-term liabilities	234,429	275,252
TOTAL LIABILITIES	$954,966	$771,070
		(continued)

Hagerty, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

	September 30, 2022	December 31, 2021

	in thousands (except share amounts)
Commitments and Contingencies
Redeemable non-controlling interest	$—	$593,277
STOCKHOLDERS' / MEMBERS' EQUITY
Preferred stock, $0.0001 par value (20,000,000 shares authorized, no shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively)	—	—
Class A common stock, $0.0001 par value (500,000,000 shares authorized, 83,202,969 and 82,327,466 issued and outstanding as of September 30, 2022 and December 31, 2021, respectively)	8	8
Class V common stock, $0.0001 par value (300,000,000 authorized, 251,033,906 shares issued and outstanding as of September 30, 2022 and December 31, 2021)	25	25
Additional paid-in capital	546,393	160,189
Accumulated earnings (deficit)	(445,590)	(482,276)
Accumulated other comprehensive income (loss)	(1,728)	(1,727)
Total stockholders' / members' equity (deficit)	99,108	(323,781)
Non-controlling interest	290,651	1,305
Total equity	389,759	(322,476)
TOTAL LIABILITIES AND EQUITY	$1,344,725	$1,041,871
		(concluded)

Hagerty, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine months ended September 30,
	2022	2021

OPERATING ACTIVITIES:	in thousands
Net income (loss)	$34,636	$5,105
Adjustments to reconcile net income (loss) to net cash from operating activities:
Change in fair value of warrant liabilities	(37,869)	—
Loss on equity method investment	1,676	—
Revaluation gain on previously held equity method investment	(34,735)	—
Depreciation and amortization expense	24,337	15,282
Provision for deferred taxes	3,373	3,901
Loss on disposals of equipment, software and other assets	1,131	2,319
Stock-based compensation expense	8,165	—
Other	242	163
Changes in operating assets and liabilities:
Accounts receivable	(21,122)	(16,548)
Premiums receivable	(59,995)	(54,051)
Commission receivable	9,364	9,584
Prepaid expenses and other assets	(16,294)	(16,302)
Deferred acquisition costs	(32,637)	(30,865)
Accounts payable	16,842	(1,812)
Losses payable and provision for unpaid losses and loss adjustment expenses	53,574	26,623
Unearned premiums	74,624	67,041
Commissions payable	21,109	22,443
Due to insurers	40,876	36,589
Advanced premiums	10,363	7,625
Accrued expenses	(4,801)	2,946
Contract liabilities	(9)	4,560
Other current liabilities	713	756
Net Cash Provided by Operating Activities	93,563	85,359
INVESTING ACTIVITIES:
Purchases of property, equipment and software	(33,429)	(31,163)
Acquisitions, net of cash acquired	(12,715)	(11,345)
Purchase of previously held equity method investment	(15,250)	—
Issuance of note receivable to previously held equity investment	(7,000)	—
Issuance of notes receivable	(8,391)	—
Purchase of fixed income securities	(2,448)	(12,433)
Maturities of fixed income securities	1,216	1,206
Other investing activities	(1,662)	(26)
Net Cash Used in Investing Activities	$(79,679)	$(53,761)
		(continued)

Hagerty, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine months ended September 30,
	2022	2021

FINANCING ACTIVITIES:	in thousands
Payments on long-term debt	$(90,500)	$(18,000)
Proceeds from long-term debt	91,000	67,500
Contribution from non-controlling interest	1,000	500
Payments on notes payable	(1,000)	(1,000)
Distributions	—	(4,056)
Net Cash Provided by Financing Activities	500	44,944
Effect of exchange rate changes on cash and cash equivalents and restricted cash and cash equivalents	(2,023)	(196)

Change in cash and cash equivalents and restricted cash and cash equivalents	12,361	76,346
Beginning cash and cash equivalents and restricted cash and cash equivalents	603,972	299,078
Ending cash and cash equivalents and restricted cash and cash equivalents	$616,333	$375,424

NON-CASH INVESTING ACTIVITIES:
Purchase of property and equipment and software	$4,137	$5,789
Broad Arrow acquisition	$73,253	$—
Other acquisitions	$7,500	$3,763

CASH PAID FOR:
Interest	$2,965	$1,636
Income taxes	$5,253	$2,200
		(concluded)
The following table provides a reconciliation of cash and cash equivalents and restricted cash and cash equivalents as presented for the nine months ended September 30, 2022 and 2021:

	2022	2021

	in thousands
Cash and cash equivalents	$180,417	$47,879
Restricted cash and cash equivalents	435,916	327,545
Total cash and cash equivalents and restricted cash and cash equivalents on the Condensed Consolidated Statements of Cash Flows	$616,333	$375,424

Hagerty, Inc.
Key Performance Indicators and Certain Non-GAAP Financial Measures

Key Performance Indicators

In addition to the measures presented in our Condensed Consolidated Financial Statements, we use the following key performance indicators and certain non-GAAP financial measures to evaluate our business, measure our performance, identify trends in our business against planned initiatives, prepare financial projections and make strategic decisions. We believe these financial and operational measures are useful in evaluating our performance when read together with our financial results prepared in accordance with GAAP. The following tables present these metrics as of and for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Total Revenue (in thousands)	$216,757	$168,085	$590,585	$464,694
New Business Count (Insurance)	68,561	68,077	190,997	196,889
Total Written Premium (in thousands)	$222,136	$192,091	$614,623	$533,889
Loss Ratio	56.4%	41.0%	46.8%	41.3%
Operating Income (Loss) (in thousands)	$(21,223)	$1,758	$(31,840)	$10,936
Contribution Margin (in thousands)	$38,631	$44,863	$136,809	$129,409
Net Income (Loss) (in thousands)	$24,313	$(547)	$34,636	$5,105
Adjusted EBITDA (in thousands)	$(10,010)	$7,644	$96	$27,982
Basic Earnings (Loss) Per Share	$0.18	N/A	$0.44	N/A
Adjusted Earnings (Loss) Per Share	$(0.06)	N/A	$(0.10)	N/A

	September 30, 2022	December 31, 2021
Policies in Force	1,310,646	1,247,056
Policies in Force Retention	88.0%	89.1%
HDC Paid Member Count	749,740	718,583
Net Promoter Score (NPS)	82.0	82.0

Non-GAAP Financial Measures

Contribution Margin and Contribution Margin Ratio

We define Contribution Margin as total revenue less operating expenses adding back our fixed operating expenses such as depreciation and amortization, general and administrative costs and shared service salaries and benefits expenses. We define Contribution Margin Ratio as Contribution Margin divided by total revenue.

We present Contribution Margin and Contribution Margin Ratio because we consider them to be important supplemental measures of our performance and believe that these non-GAAP financial measures are useful to investors for period-to-period comparisons of our business and in understanding and evaluating our operating results.

We caution investors that Contribution Margin and Contribution Margin Ratio are not recognized measures under GAAP and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and that Contribution Margin and Contribution Margin Ratio, as we define them, may be defined or calculated differently by other companies. In addition, both Contribution Margin and Contribution Margin Ratio have limitations as analytical tools because they exclude certain significant recurring expenses of our business.

Our management uses Contribution Margin and Contribution Margin Ratio to:

•analyze the relationship between cost, volume and profit as revenue grows;
•measure how much profit is earned for any product or service sold; and
•measure how different management actions could affect the Company's total revenue and related cost levels.

The following table reconciles Contribution Margin and Contribution Margin Ratio to the most directly comparable GAAP measures, which are Operating income (loss) and Operating income (loss) margin (Operating income (loss) divided by Total revenue), respectively:

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021

	in thousands (except percentages)
Total revenue	$216,757	$168,085	$590,585	$464,694
Less: total operating expenses	237,980	166,327	622,425	453,758
Operating income (loss)	$(21,223)	$1,758	$(31,840)	$10,936
Operating income (loss) margin	(10)%	1%	(5)%	2%

Add: fixed operating expenses	$59,854	$43,105	$168,649	$118,473
Contribution Margin	$38,631	$44,863	$136,809	$129,409
Contribution Margin Ratio (1)	18%	27%	23%	28%

(1) The decrease in our contribution margin is primarily driven by an increase in Hagerty Re quota share.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) (the most directly comparable GAAP measure) before interest, income taxes, and depreciation and amortization (EBITDA), adjusted to exclude changes in fair value of warrant liabilities, stock-based compensation expense, gains and losses from asset disposals and certain other non-recurring gains and losses. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry.

Our management uses Adjusted EBITDA:

•as a measure of operating performance of our business on a consistent basis, as it removes the impact of items not directly resulting from our core operations;
•for planning purposes, including the preparation of our internal annual operating budget and financial projections;
•to evaluate the performance and effectiveness of our operational strategies;
•to evaluate our capacity to expand our business;
•as a performance factor in measuring performance under our executive compensation plan; and
•as a preferred predictor of core operating performance, comparisons to prior periods and competitive positioning.

By providing this non-GAAP financial measure, together with a reconciliation to the most directly comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. However, Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or a substitute for net income (loss) or other financial statement data presented in our Condensed Consolidated Financial Statements as indicators of financial performance. Some of these limitations include:

•Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;
•Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes; and

•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measures does not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

The following table reconciles Adjusted EBITDA to the most directly comparable GAAP measure, which is Net income (loss):

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021

	in thousands
Net income (loss)	$24,313	$(547)	$34,636	$5,105
Interest and other (income) expense	(662)	417	375	1,041
Income tax (benefit) expense	(91)	1,888	4,077	4,790
Depreciation and amortization	8,890	5,886	24,337	15,282
Change in fair value of warrant liabilities	(11,583)	—	(37,869)	—
Stock-based compensation expense	3,858	—	8,165	—
Revaluation gain on previously held equity method investment	(34,735)	—	(34,735)	—
Net (gain) loss from asset disposals	—	—	—	1,764
Other non-recurring (gains) losses (1)	—	—	1,110	—
Adjusted EBITDA	$(10,010)	$7,644	$96	$27,982

(1) Other non-recurring (gains) losses relates to severance expense recognized for the nine months ended September 30, 2022.

Net income (loss) and Adjusted EBITDA include $10.0 million of estimated net losses related to Hurricane Ian. Additionally, we strengthened reserves for U.S. auto liability by $6.5 million for the 2022 accident year. Both of these events adversely impacted the 2022 results compared to the three and nine months ended September 30, 2021.

We incurred $6.0 million and $7.6 million during the three months ended September 30, 2022 and 2021, respectively, and $24.1 million and $23.3 million during the nine months ended September 30, 2022 and 2021, respectively, for certain pre-revenue costs related to scaling our infrastructure, newly-developed digital platforms and legacy systems, human resources and occupancy to accommodate our alliance with State Farm and other potential distribution partnerships as well as to further develop our Hagerty Marketplace initiatives. These costs were not included in the Adjusted EBITDA reconciliation above.

Pursuant to a defined set of activities and objectives, these expenses are adding entirely new capabilities for us, integrating our new and legacy policyholder, membership and Hagerty Marketplace systems with State Farm’s legacy policy and agent management systems and other third-party platforms. In addition to onboarding a third-party project management system related to these initiatives, we leased a new member service center in Dublin, Ohio and added several hundred new employees as of September 30, 2022 to meet the expected transactional volume from these initiatives. These costs commenced in 2020 and will reduce our operating profitability until we start to produce adequate revenue to cover the ongoing costs, primarily associated with serving State Farm customers.

Adjusted EPS

We define Adjusted Earnings (Loss) Per Share ("Adjusted EPS") as consolidated Net income (loss) attributable to both our controlling and non-controlling interest, less the change in fair value of our warrants and the revaluation gain on previously held equity method investment, divided by our outstanding and total potentially dilutive securities. The total potentially dilutive securities includes (1) the weighted-average issued and outstanding shares of Class A Common Stock, (2) all issued and outstanding non-controlling interest Hagerty Group Units, (3) all unexercised warrants and (4) all unvested stock-based compensation awards.

In the third quarter of 2022, we began removing (1) the change in fair value of our warrants and (2) the revaluation gain on previously held equity method investment from consolidated Net income (loss) attributable to both our controlling and non-controlling interest for purposes of calculating Adjusted EPS. While this Quarterly Report on Form 10-Q does not include references to prior periods' non-GAAP measures, as revised, our Adjusted EPS for the three and nine months ended September 30, 2022 are $(0.06) and $(0.10), respectively, as compared to $0.07 and $0.10, respectively, under the prior formulation of Adjusted EPS. We believe this updated presentation of Adjusted EPS enhances investors' understanding of our financial performance from activities occurring in the ordinary course of our business.

The most directly comparable GAAP measure is basic earnings per share ("Basic EPS"), which is calculated as Net income (loss) attributable to controlling interest divided by the weighted average of Class A Common Stock outstanding during the period.

We present Adjusted EPS because we consider it to be an important supplemental measure of our operating performance and believe it is used by investors and securities analysts in evaluating the consolidated performance of other companies in our industry. We also believe that Adjusted EPS, which compares our consolidated Net income (loss) (which includes our controlling and non-controlling interest) with our outstanding and potentially dilutive shares, provides useful information to investors regarding our performance on a fully consolidated basis.

Our management uses Adjusted EPS:
•as a measure of operating performance of our business on a fully consolidated basis;
•to evaluate the performance and effectiveness of our operational strategies;
•to evaluate our capacity to expand our business; and
•as a preferred predictor of core operating performance, comparisons to prior periods and competitive positioning.

We caution investors that Adjusted EPS is not a recognized measure under GAAP and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, including Basic EPS, and that Adjusted EPS, as we define it, may be defined or calculated differently by other companies. In addition, Adjusted EPS has limitations as an analytical tool and should not be considered as a measure of profit or loss per share.

The following table reconciles Adjusted EPS to the most directly comparable GAAP measure, which is Basic EPS:

	Three months ended September 30, 2022	Nine months ended September 30, 2022

	in thousands (except per share amounts)
Numerator:
Net income (loss) attributable to controlling interest(1)	$14,714	$36,685
Net income (loss) attributable to non-controlling interest	9,599	(2,049)
Consolidated net income (loss)	24,313	34,636
Change in fair value of warrant liabilities	(11,583)	(37,869)
Revaluation gain on previously held equity method investment	(34,735)	(34,735)
Adjusted consolidated net income (loss)(2)	$(22,005)	$(37,968)

Denominator:
Weighted-average shares of Class A Common Stock outstanding — basic(1)	82,816	82,569
Total potentially dilutive securities outstanding:
Conversion of non-controlling interest Hagerty Group Units to Class A Common Stock	255,758	255,758
Total warrants outstanding	19,484	19,484
Total unvested stock-based compensation awards	6,878	6,878
Potentially dilutive shares outstanding	282,120	282,120
Fully dilutive shares outstanding(2)	364,936	364,689

Basic EPS = (Net income (loss) attributable to controlling interest / Weighted-average shares of Class A Common Stock outstanding)(1)	$0.18	$0.44

Adjusted EPS = (Adjusted consolidated net income (loss) / Fully dilutive shares outstanding)(2)	$(0.06)	$(0.10)

(1) Numerator and Denominator of the GAAP measure Basic EPS
(2) Numerator and Denominator of the non-GAAP measure Adjusted EPS